Exhibit 99.01

Continucare Corporation Reports 81% Increase in Operating Profit for Fiscal 2008

Achieved 34% Increase in Operating Profit for Fourth Quarter of Fiscal 2008

MIAMI--(BUSINESS WIRE)--Continucare Corporation (AMEX:CNU) today reported financial results for its fourth quarter and fiscal year ended June 30, 2008. Financial highlights for the quarter include:

-- Total revenue increased to $66.1 million, compared to $65.4 million in the fourth quarter of fiscal 2007;

-- Income from operations increased to $5.0 million, compared to $3.7 million for the same period last year; and

-- Net income increased to $3.2 million, or $0.05 per diluted share, compared to $2.4 million, or $0.03 per diluted share, for the same period a year ago.

Full Year Results

For the fiscal year ended June 30, 2008, total revenue increased to $254.4 million compared to $217.1 million in the prior fiscal year. Income from operations for fiscal 2008 increased 81% to $17.9 million compared to $9.9 million for fiscal 2007. Net income for fiscal 2008 increased to $11.3 million, or $0.16 per diluted share, compared to $6.3 million, or $0.10 per diluted share, for fiscal 2007.

Balance Sheet

Continucare’s cash and cash equivalents were $9.9 million at June 30, 2008 compared to $7.3 million at June 30, 2007, while working capital was $20.3 million at June 30, 2008 compared to $17.5 million at June 30, 2007. Total liabilities were $13.3 million at June 30, 2008 compared to $12.9 million at June 30, 2007. Shareholders’ equity increased to $105.2 million at June 30, 2008 from $104.1 million at June 30, 2007.

“Our fourth quarter results provided a strong close to another outstanding fiscal year further reinforcing our proven track record of solid financial performance,” said Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer. “We posted record revenues and again achieved significant gains in profitability with fourth quarter operating profits increasing 34% and full fiscal year operating profits increasing 81%. These results were highlighted by improved medical utilization outcomes and increased operating efficiencies. Cash flow from operations also increased significantly during the fiscal year, and at fiscal year-end our balance sheet remained virtually debt-free. We continue to be optimistic about our prospects and have actively pursued the repurchase of our shares.”

ValuClinic®

Continucare also announced that it had decided to terminate its ValuClinic operations and instead establish full service primary care services for walk-in patients at selected existing medical centers. The focus of these services will be on addressing the needs of the uninsured population by offering affordable access to quality primary care medical service. ValuClinics are consumer-oriented, retail-based health centers located within a larger retail host that offer treatment for a limited menu of common ailments and other basic medical needs. Continucare expects to establish its new walk-in services beginning in October. For the fiscal year ended June 30, 2008, Continucare incurred an operating loss of $1.3 million related to the ValuClinic operations. Continucare estimates that it will incur a charge not expected to exceed $100,000 in its first fiscal quarter of 2009 in connection with the termination of ValuClinic operations.

“Consumer acceptance of our ValuClinics and, more broadly, other retail-based convenience clinics has been less than we anticipated,” said Mr. Pfenniger. “We believe this is in part due to the relative novelty of the concept and in part due to the limited menu of services offered. Although we continue to believe that retail-based convenience clinics address significant needs of healthcare consumers, slow acceptance undermines the financial attractiveness of the business model. Accordingly, we have decided to terminate our ValuClinic operations and refocus our efforts in this area by adding full service primary care offerings at selected existing Continucare medical centers where we believe we can better address the needs of the uninsured population at a considerably lower operating cost.”

Stock Repurchase Program

Since January 1, 2008 Continucare has repurchased 5,131,433 shares of its common stock at a cost of approximately $10.9 million and since the inception of the program in 2005, Continucare has repurchased 6,867,300 shares of its common stock at a total cost of approximately $15.3 million. The Company has the authority to repurchase an additional 3,132,700 shares under its current repurchase plan. The plan authorizes management, at its discretion, to repurchase shares from time to time in the open market or in privately negotiated transactions subject to market conditions and other factors.

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities and independent physician affiliates (IPAs) in the State of Florida. Continucare has 18 medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides health practice management services to IPAs who practice primary care medicine in South Florida. Continucare assists these physicians with medical utilization and pharmacy management and specialist network development, freeing them to devote more time to patient care. For more information please visit www.continucare.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements. These factors include, without limitation, the risk that the current trend in revenue or income growth may not continue or may be less than anticipated, risks and uncertainties relating to our ability to implement our growth strategy and to manage future growth, including our ability to achieve expected levels of patient volumes and control the costs of providing services, risks relating to our ability to effectively maintain or improve our medical management capabilities and control costs, risks relating to pricing and other pressures exerted on us by managed care organizations, the risk that the impact of the Medicare Risk Adjustment on payments we receive for our managed care operations may not continue to be positive for us and that risk corridor adjustment charges in future periods may be greater than in the past, the risk that future legislation, changes in governmental regulations, including possible changes in Medicare programs, could adversely impact our operations or reduce reimbursements to health care providers and insurers, risks and uncertainties relating to our current dependence on three HMOs for substantially all of our revenues, including the loss of our managed care agreements with any of these HMOs and our ability to work together effectively with our HMO affiliates, uncertainties relating to technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care, inflationary trends in health care costs, and general economic conditions and uncertainties generally associated with the health care business. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our most recent annual report on Form 10-K and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,
ASSETS	2008	2007
Current assets:
Cash and cash equivalents	$9,905,740	$7,262,247
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $23,900,000 and $23,618,000 at June 30, 2008 and 2007, respectively	15,325,783	13,525,092
Prepaid expenses and other current assets	708,841	1,581,704
Deferred income tax assets	413,932	740,264
Total current assets	26,354,296	23,109,307
Certificates of deposit, restricted	1,274,147	1,176,635
Property and equipment, net	8,363,427	8,509,454
Goodwill	73,204,582	73,670,225
Intangible assets, net of accumulated amortization of approximately $2,168,000 and $929,000 at June 30, 2008 and 2007, respectively	6,492,333	7,731,000
Deferred income tax assets	2,574,472	2,289,811
Other assets, net	227,047	451,116
Total assets	$118,490,304	$116,937,548
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$402,718	$1,007,869
Accrued expenses and other current liabilities	4,458,119	4,542,097
Income taxes payable	1,198,722	67,398
Total current liabilities	6,059,559	5,617,364
Deferred income tax liabilities	6,256,205	6,215,483
Other liabilities	948,263	1,046,316
Total liabilities	13,264,027	12,879,163
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 64,796,303 shares issued and outstanding at June 30, 2008 and 70,043,086 shares issued and outstanding at June 30, 2007	6,480	7,004
Additional paid-in capital	114,514,853	124,616,091
Accumulated deficit	(9,295,056)	(20,564,710)
Total shareholders’ equity	105,226,277	104,058,385
Total liabilities and shareholders’ equity	$118,490,304	$116,937,548

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited) Three-Months Ended		Year Ended
	6/30/08	6/30/07	6/30/08	6/30/07

Revenue	$66,095,772	$65,441,926	$254,440,048	$217,146,287

Operating expenses:
Medical services:
Medical claims	47,240,423	48,682,355	181,097,183	161,153,828
Other direct costs	6,506,166	6,439,063	26,942,472	22,919,746
Total medical services	53,746,589	55,121,418	208,039,655	184,073,574
Administrative payroll and employee benefits	3,206,950	2,288,807	12,119,139	9,192,670
General and administrative	4,141,446	4,285,951	16,413,801	13,990,439
Total operating expenses	61,094,985	61,696,176	236,572,595	207,256,683

Income from operations	5,000,787	3,745,750	17,867,453	9,889,604

Other income (expense):
Interest income	94,524	87,027	602,826	356,192
Interest expense	(50,865)	(4,808)	(67,898)	(49,746)
Income before income tax provision	5,044,446	3,827,969	18,402,381	10,196,050
Income tax provision	1,883,478	1,450,757	7,132,727	3,892,605
Net income	$3,160,968	$2,377,212	$11,269,654	$6,303,445

Net income per common share:
Basic	$.05	$.03	$.16	$.10
Diluted	$.05	$.03	$.16	$.10

Weighted average common shares outstanding:
Basic	67,217,043	70,043,171	68,862,836	65,044,319
Diluted	68,327,375	71,434,846	70,007,760	66,324,613

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,269,654	$6,303,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,507,535	2,013,486
Loss on impairment of fixed assets	171,515	-
Loss on disposal of fixed assets	-	35,924
Provision for bad debts	181,081	165,181
Compensation expense related to issuance of stock options	1,332,786	1,692,190
Excess tax benefits related to exercise of stock options	–	(523,964)
Deferred income tax expense	(198,598)	2,172,618
Changes in operating assets and liabilities:
Due from HMOs, net	(1,251,657)	(1,803,016)
Prepaid expenses and other current assets	676,782	(870,957)
Other assets	(128,743)	151,360
Accounts payable	(605,151)	369,688
Accrued expenses and other current liabilities	145,851	(275,196)
Income taxes payable	1,131,324	1,419,894
Net cash provided by operating activities	15,232,379	10,850,653

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of certificates of deposit	(112,512)	(49,648)
Proceeds from sales of certificates of deposit	15,000	–
Proceeds from sales of fixed assets	-	70,000
Acquisition of MDHC Companies, net of cash acquired	-	(6,109,980)
Purchase of property and equipment	(939,270)	(894,325)
Net cash used in investing activities	(1,036,782)	(6,983,953)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	-	1,813,317
Repayments on note payable	-	(1,813,317)
Proceeds from long-term debt	-	6,917,808
Repayment on long-term debt	(6,083)	(14,690,960)
Principal repayments under capital lease obligations	(113,249)	(96,248)
Proceeds from exercise of stock options	64,375	103,700
Excess tax benefits related to exercise of stock options	–	523,964
Payment of fees related to issuance of stock	(45,000)	(44,402)
Repurchase of common stock	(11,452,147)	–
Net cash used in financing activities	(11,552,104)	(7,286,138)

Net increase (decrease) in cash and cash equivalents	2,643,493	(3,419,438)
Cash and cash equivalents at beginning of fiscal year	7,262,247	10,681,685
Cash and cash equivalents at end of fiscal year	$9,905,740	$7,262,247

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS:

Purchase of equipment, furniture and fixtures with proceeds of capital lease obligations	$38,922	$171,135
Retirement of treasury stock	$11,452,147	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for taxes	$6,200,000	$306,000
Cash paid for interest	$20,989	$49,746

CONTACT:
Continucare Corporation, Miami
Fernando L. Fernandez, Senior Vice President, Finance
305-500-2105